UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
ARMADA HOFFLER PROPERTIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ADDITIONAL INFORMATION REGARDING THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 15, 2022

Resignation of Director

On June 3, 2022, Dorothy S. McAuliffe informed the board of directors (the “Board”) of Armada Hoffler Properties, Inc. (the “Company”) of her resignation as a member of the Board, effective immediately. Ms. McAuliffe also served as a member of the Audit Committee of the Board (the “Audit Committee”). Ms. McAuliffe’s resignation was not the result of any disagreements with the Company on any matter relating to the Company’s operations, policies or practices. Ms. McAuliffe was a nominee standing for re-election to the Board at the Company’s 2022 Annual Meeting of Stockholders, to be held on June 15, 2022 (the “Annual Meeting”). As a result of Ms. McAuliffe’s resignation, she will not be a nominee for election to the Board at the Annual Meeting. Due to the limited time until the Annual Meeting and the Board’s desire to engage in a thoughtful process to identify exceptionally qualified Board candidates that share the Company’s commitment to environmental, social and governance issues, the Board has not designated a substitute nominee for Ms. McAuliffe, has reduced the size of the Board from nine members to eight members to eliminate the vacancy that results from Ms. McAuliffe’s resignation, and only the eight remaining nominees named in the Company’s definitive Proxy Statement, dated April 22, 2022, relating to the Annual Meeting (the “Proxy Statement’) will be standing for election at the Annual Meeting.

Impact on Voting at the Annual Meeting

If you have already voted your shares by proxy, you do not need to take any action and your shares will be voted as specified in your prior vote. Other than Ms. McAuliffe, the director nominees named in the Proxy Statement will stand for election at the Annual Meeting. Notwithstanding the withdrawal of Ms. McAuliffe’s nomination, the form of proxy card included in the Company’s definitive proxy materials remains valid, and no new proxy cards will be distributed. Any votes that have been submitted with instructions to vote for all of the Board’s nominees will be voted only with regard to the election of the eight remaining director nominees, as named in the Proxy Statement, unless you choose to revoke your proxy. Votes with respect to Ms. McAuliffe will be disregarded.

Appointment of Audit Committee Member

On June 6, 2022, the Board, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Eva S. Hardy as a member of the Audit Committee, effective immediately, to fill the vacancy created by the resignation of Ms. McAuliffe. Ms. Hardy will serve until the Annual Meeting or her earlier resignation or removal.

By Order of the Board of Directors,

Matthew T. Barnes-Smith
Chief Financial Officer, Treasurer and Corporate Secretary
Virginia Beach, Virginia
June 6, 2022